Exhibit 99.1

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

      1.Statement of Cash Available for Distribution for the:

                                                                               Three
                                                                               Months
                                                           Year Ended           Ended
                                                          December 31,       December 31,
                                                               2004              2004
                                                         -------------     -------------
      Net loss                                           $     (94,000)    $     (21,000)
      Add: Cash from reserves                                   94,000            21,000
                                                         -------------     -------------

      Cash Available for Distribution                    $          --     $          --
                                                         =============     =============

      Distributions allocated to the General Partners    $          --     $          --
                                                         =============     =============

      Distributions allocated to Limited Partners        $          --     $          --
                                                         =============     =============

      2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 2004:

   Entity                           Receiving Form of
Compensation                          Compensation                        Amount
------------                        -----------------                     ------

   None


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